ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-155535 Dated October 4, 2011

JPMorgan Chase & Co. Buffered Return Optimization Securities

Linked to the S&P 500® Index due on or about April 30, 2013

Investment Description

Buffered Return Optimization Securities, which we refer to as the “Securities,” are unsecured and unsubordinated debt securities issued by JPMorgan Chase & Co. (“JPMorgan Chase”), with returns linked to the performance of the S&P 500® Index (the “Index”). If the Index Return is positive, JPMorgan Chase will repay your principal amount at maturity and pay a return equal to the Index Return times the Multiplier of 2.00, up to the Maximum Gain, which will be set on the Trade Date and is expected to be between 15.00% and 18.00%. If the Index Return is negative or zero, but the Index Ending Level has not declined below the Index Starting Level by more than the Buffer Amount of 10.00%, JPMorgan Chase will repay your principal amount at maturity. However, if the Index Return is negative and the Index Ending Level’s percentage decline from the Index Starting Level exceeds the Buffer Amount, JPMorgan Chase will repay less than your principal amount, resulting in a loss of 1% of your principal amount for every 1% that the Index has declined by more than the Buffer Amount. Investing in the Securities involves significant risks. You may lose up to 90% of your principal amount. You will not receive dividends or other distributions paid on any stocks included in the Index and the Securities will not pay interest. The downside market exposure to the Index is buffered only if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Chase. If JPMorgan Chase were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑	Enhanced Growth Potential — At maturity, the Securities enhance any positive Index Return, up to the Maximum Gain. If the Index Return is negative, investors will be exposed to any decline in the Index in excess of the Buffer Amount at maturity.
❑	Buffered Downside Market Exposure — If you hold the Securities to maturity and the Index Return is zero or negative but the Index Ending Level has not declined below the Index Starting Level by more than the Buffer Amount of 10%, JPMorgan Chase will repay your principal amount at maturity. However, if the Index Return is negative and the Index Ending Level’s percentage decline from the Index Starting Level exceeds the Buffer Amount, JPMorgan Chase will repay less than your principal amount, resulting in a loss of 1% of your principal amount for every 1% that the Index has declined by more than the Buffer Amount. You may lose up to 90% of your principal amount. The downside market exposure to the Index is buffered only at maturity. Any payment on the Securities, including any repayment of your principal amount, is subject to the creditworthiness of JPMorgan Chase.

Key Dates

Trade Date[1]	October 26, 2011
Settlement Date[1]	October 31, 2011
Final Valuation Date[2]	April 25, 2013
Maturity Date[2]	April 30, 2013
[1]	Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the Securities remains the same.

[2]	Subject to postponement in the event of a market disruption event as described under “Description of Notes — Payment at Maturity” in the accompanying product supplement UBS-5-A-I.

THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN CHASE IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE INDEX, SUBJECT TO THE BUFFER AMOUNT. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN CHASE. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 OF THIS FREE WRITING PROSPECTUS AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-5 OF THE ACCOMPANYING PRODUCT SUPPLEMENT NO. UBS-5-A-I BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering

We are offering Buffered Return Optimization Securities linked to the S&P 500® Index. The Securities are offered for a minimum investment of 100 Securities at the price to public described below. The return on the Securities is subject to, and will be limited by, the Maximum Gain. The Maximum Gain and the Index Starting Level will be determined on the Trade Date.

Index	Multiplier	Buffer Amount	Maximum Gain	Index Starting Level	CUSIP	ISIN
S&P 500® Index	2	10.00%	15.00% to 18.00%	•	46636T499	US46636T4994

See “Additional Information about JPMorgan Chase & Co. and the Securities” in this free writing prospectus. The Securities will have the terms specified in the prospectus dated November 21, 2008, the prospectus supplement dated November 21, 2008, product supplement no. UBS-5-A-I dated December 2, 2008 and this free writing prospectus. The terms of the Securities as set forth in this free writing prospectus, to the extent they differ or conflict with those set forth in product supplement no. UBS-5-A-I, will supersede the terms set forth in product supplement no. UBS-5-A-I. In particular, please refer to “Additional Terms Specific to the Securities” in this free writing prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this free writing prospectus or the accompanying prospectus, prospectus supplement and product supplement no. UBS-5-A-I. Any representation to the contrary is a criminal offense.

	Price to Public(1)(2)		Fees and Commissions(2)(3)		Proceeds to Us
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
S&P 500® Index		$10.00		$0.20		$9.80
(1)	The price to the public includes the cost of hedging our obligations under the Securities through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. For additional related information, please see “Use of Proceeds” beginning on page PS-15 of the accompanying product supplement no. UBS-5-A-I and “Supplemental Underwriting Information (Conflicts of Interest)” in this free writing prospectus.
(2)	With respect to sales to certain fee-based advisory accounts for which UBS Financial Services Inc, which we refer to as UBS, is an investment adviser, UBS will act as a placement agent. The purchase price for these accounts will be $9.80 per Security and UBS will forgo any commissions related to these sales.

(3)	UBS will receive a commission for sales to brokerage accounts that will depend on market conditions on the Trade Date. In no event will the commission received by UBS for these sales exceed $0.20 per $10.00 principal amount Security.

The Securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

UBS Financial Services Inc.

Additional Information about JPMorgan Chase & Co. and the Securities

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov and searching company filings for the term “JPMorgan Chase & Co.” Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. UBS-5-A-I and this free writing prospectus if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this free writing prospectus together with the prospectus dated November 21, 2008, as supplemented by the prospectus supplement dated November 21, 2008, relating to our Series E medium-term notes of which these Securities are a part, and the more detailed information contained in product supplement no. UBS-5-A-I dated December 2, 2008. This free writing prospectus, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. UBS-5-A-I, as the Securities involve risks not associated with conventional debt securities.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

t	Product supplement no. UBS-5-A-I dated December 2, 2008: http://www.sec.gov/Archives/edgar/data/19617/000089109208005837/e33725_424b2.pdf

t	Prospectus supplement dated November 21, 2008: http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf

t	Prospectus dated November 21, 2008: http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

As used in this free writing prospectus, the “Issuer,” “JPMorgan Chase,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Additional Terms Specific to the Securities

For purposes of this free writing prospectus, all references in the accompanying product supplement no. UBS-5-A-I (a) to “return optimization securities with partial protection” are deemed to refer to “buffered return optimization securities”; (b) to the “protection percentage” are deemed to refer to the “buffer amount”; and (c) to the “leverage factor” are deemed to refer to the “multiplier.”

Investor Suitability

The Securities may be suitable for you if, among other considerations:

t	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of up to 90% of your principal amount.

t	You can tolerate a loss of a substantial portion of your investment and are willing to make an investment that may have similar downside market risk as an investment in the Index, subject to the Buffer Amount.

t	You seek an investment with a return linked to the performance of the S&P 500® Index.

t	You believe the level of the Index will increase over the term of the Securities but the Index Return is unlikely to exceed the Maximum Gain.

t	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Index.

t	You understand and accept that your return on the Securities is limited by the Maximum Gain, and you would be willing to invest in the Securities if the Maximum Gain were set equal to the bottom of the range indicated on the cover hereof (the actual Maximum Gain will be set on the Trade Date).

t	You do not seek current income from your investment and are willing to forgo dividends paid on the stocks included in the Index.

t	You are willing and able to hold the Securities to maturity, a term of approximately 18 months.

t	You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which J.P. Morgan Securities LLC (“JPMS”), is willing to trade the Securities.

t	You are willing to assume the credit risk of JPMorgan Chase for all payments under the Securities, and understand that if JPMorgan Chase defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:

t	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of up to 90% of your principal amount.

t	You require an investment designed to provide a full return of principal at maturity.

t	You cannot tolerate a loss of a substantial portion of your investment, or you are not willing to make an investment that may have similar downside market risk as an investment in the Index, subject to the Buffer Amount.

t	You do not seek an investment with exposure to the S&P 500® Index.

t	You believe the Index Ending Level will decline below the Index Starting Level by more than the Buffer Amount, or you believe the Index Return will exceed the Maximum Gain.

t	You seek an investment that is exposed to the full potential appreciation of the Index, without a cap on participation.

t	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Index.

t	You would be unwilling to invest in the Securities if the Maximum Gain were set equal to the bottom of the range indicated on the cover hereof (the actual Maximum Gain will be set on the Trade Date).

t	You seek current income from your investment or prefer not to forego dividends paid on the stocks included in the Index.

t	You are unable or unwilling to hold the Securities to maturity, a term of approximately 18 months, and seek an investment for which there will be an active secondary market.

t	You are not willing to assume the credit risk of JPMorgan Chase for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” on page 6 of this free writing prospectus and “Risk Factors” in the accompanying product supplement no. UBS-5-A-I for risks related to an investment in the Securities.

Indicative Terms

Issuer:	JPMorgan Chase & Co.
Issue Price:	$10.00 per Security for brokerage account investors; $9.80 per Security for certain advisory account investors (both subject to a minimum investment of 100 Securities)
Principal Amount:	$10.00 per Security. The payment at maturity will be based on the principal amount.
Index:	S&P 500® Index
Term:	Approximately 18 months. The Securities are expected to price on or about October 26, 2011 and settle on or about October 31, 2011. In the event that we make any changes to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed to ensure that the stated term of the Securities remains the same.
Buffer Amount:	10.00%, if held to maturity
Payment at Maturity (per $10):	If the Index Return is positive, JPMorgan Chase will make a cash payment per $10 principal amount Security equal to:
$10.00 + ($10.00 × Index Return × Multiplier)
provided, however, that in no event will the issuer pay you at maturity an amount greater than $10.00 + ($10.00 × Maximum Gain)
If the Index Return is negative or zero, but the Index Ending Level has not declined below the Index Starting Level by more than the Buffer Amount, JPMorgan Chase will make a cash payment of $10.00 per $10 principal amount Security.
If the Index Return is negative and the Index Ending Level’s percentage decline from the Index Starting Level exceeds the Buffer Amount, JPMorgan Chase will make a cash payment per $10 principal amount Security equal to:
$10.00 + [$10.00 × (Index Return + Buffer Amount)]
In this scenario, you will lose 1% of your principal amount for every 1% that the Index has declined by more than the Buffer Amount. You may lose up to 90% of your principal amount.
Index Return:	Index Ending Level – Index Starting Level Index Starting Level
Multiplier:	2.00
Maximum Gain:	15.00% to 18.00%. The actual Maximum Gain will be determined on the Trade Date.
Index Starting Level:	The Index Closing Level on the Trade Date
Index Ending Level:	The Index Closing Level on the Final Valuation Date

Investment Timeline

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE UP TO 90% OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN CHASE. IF JPMORGAN CHASE WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

What Are the Tax Consequences of the Securities?

You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. UBS-5-A-I. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special tax counsel, Davis Polk & Wardwell LLP, your Securities should be treated as “open transactions” for U.S. federal income tax purposes. Assuming this characterization is respected, the gain or loss on your Securities should be treated as long-term capital gain or loss if you hold your Securities for more than a year, whether or not you are an initial purchaser of Securities at the issue price. However, the Internal Revenue Service (the “IRS”) or a court may not respect this characterization or treatment of the Securities, in which case the timing and character of any income or loss on the Securities could be significantly and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice. Non-U.S. Holders should also note that they may be withheld upon unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements.

The discussion in the preceding paragraph, when read in combination with the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of Securities.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. UBS-5-A-I. We also urge you to consult your investment, legal, tax, accounting and other advisers before investing in the Securities.

Risks Relating to the Securities Generally

t	Your Investment in the Securities May Result in a Loss — The Securities differ from ordinary debt securities in that we will not necessarily repay the full principal amount of the Securities. We will only pay you the principal amount of your Securities in cash if the Index Ending Level has not declined below the Index Starting Level by more than the Buffer Amount. If the Index Ending Level’s percentage decline from the Index Starting Level exceeds the Buffer Amount, you will lose 1% of your principal amount for every 1% that the Index has declined by more than the Buffer Amount. Therefore, you could lose up to 90% of your principal amount.

t	The Appreciation Potential of the Securities Is Limited by the Maximum Gain — The appreciation potential of the Securities is limited by the Maximum Gain. The Maximum Gain will be set on the Trade Date and will be between 15.00% and 18.00%. Accordingly, the appreciation potential of the Securities will be limited by the Maximum Gain even if the Index Return multiplied by the Multiplier is greater than the Maximum Gain, which may be significant.

t	Credit Risk of JPMorgan Chase & Co. — The Securities are unsecured and unsubordinated debt obligations of the issuer, JPMorgan Chase & Co., and will rank pari passu with all of our other unsecured and unsubordinated obligations. The Securities are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal at maturity, depends on the ability of JPMorgan Chase & Co. to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Chase & Co. may affect the market value of the Securities and, in the event JPMorgan Chase & Co. were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.

t	The Downside Market Exposure to the Index is Buffered Only if You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss even if the Index has not declined by more than the Buffer Amount at the time of the secondary market transaction.

t	The Multiplier Applies Only if You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the Multiplier or the Securities themselves, and the return you realize may be less than the Index Return even if such return is positive and does not exceed the Maximum Gain. You can receive the full benefit of the Multiplier and earn the potential Maximum Gain from JPMorgan Chase only if you hold your Securities to maturity.

t	No Interest — JPMorgan Chase will not make any interest payments to you with respect to the Securities.

t	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities. It is possible that such hedging or trading activities could result in substantial returns for us or our affiliates while the value of the Securities declines.

t	We Are Currently One of the Companies That Make Up the Index — We are currently one of the companies that make up the Index. To our knowledge, we are not currently affiliated with any other issuers the equity securities of which are included in the Index. We will not have any obligation to consider your interests as a holder of the Securities in taking any corporate action that might affect the value of the Index and the Securities.

t	Certain Built-In Costs Are Likely to Affect Adversely the Value of the Securities Prior to Maturity — While the payment at maturity described in this free writing prospectus is based on the full principal amount of your Securities, the original issue price of the Securities includes UBS’s commission for sales to brokerage accounts and the estimated cost of hedging our obligations under the Securities. As a result, and as a general matter, the price, if any, at which JPMS will be willing to purchase Securities from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from UBS’s brokerage account commission and our hedging costs, including those set forth under “Many Economic and Market Factors Will Influence the Value of the Securities” below. The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity.

t	The Payment at Maturity on Your Securities Is Not Based on the Level of the Index at Any Time Other Than the Final Valuation Date — The Index Ending Level and the Index Return will be based solely on the Index Closing Level on the Final Valuation Date. Therefore, if the level of the Index drops precipitously on the Final Valuation Date, the payment at maturity on your Securities that the Issuer makes to you may be significantly less than it would otherwise have been had the payment at maturity been linked to the level of the Index at a time prior to such drop. Although the level of the Index on the maturity date or at other times during the life of your Securities may be higher than the level of the Index on the Final Valuation Date, you will not benefit from the level of the Index at any time other than the Final Valuation Date.

t	Investing in the Securities Is Not Equivalent to Investing in the Stocks Composing the Index — Investing in the Securities is not equivalent to investing in the stocks included in the Index. As an investor in the Securities, you will not have any ownership interest or rights in the stocks included in the Index, such as voting rights, dividend payments or other distributions.

t	Your Return on the Securities Will Not Reflect Dividends on the Stocks Composing the Index — Your return on the Securities will not reflect the return you would realize if you actually owned the stock included in the Index and received the dividends on the stock included in the Index. This is because the calculation agent will calculate the amount payable to you at maturity of the Securities by reference to the Index Ending Level, which reflects the Index Closing Level on the Final Valuation Date without taking into consideration the value of dividends on the stock included in the Index.

t	Lack of Liquidity — The Securities will not be listed on any securities exchange. JPMS intends to offer to purchase the Securities in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which JPMS is willing to buy the Securities.

t	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold the Index and could affect the value of the Index, and therefore the market value of the Securities.

t	Tax Treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax adviser about your tax situation.

t	Potential JPMorgan Chase & Co. Impact on the Market Price of the Index — Trading or transactions by JPMorgan Chase & Co. or its affiliates in the Index or in futures, options or other derivative products on the Index may adversely affect the market value of the Index and, therefore, the market value of the Securities.

t	Many Economic and Market Factors Will Influence the Value of the Securities — In addition to the value of the Index on any day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

t	the expected volatility of the Index;

t	the time to maturity of the Securities;

t	the dividend rate on the equity securities underlying the Index;

t	interest and yield rates in the market generally;

t	a variety of economic, financial, political, regulatory and judicial events; and

t	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Hypothetical Examples and Return Table

The following table and hypothetical examples below illustrate the payment at maturity per $10.00 Security for a hypothetical range of Index Returns from -100.00% to +100.00%, reflect the Multiplier of 2.00 and the Buffer Amount of 10.00% and assume an Index Starting Level of 1,175.00 and a Maximum Gain of 16.50% (the midpoint of the range of 15.00% to 18.00%). The actual Index Starting Level and Maximum Gain will be determined on the Trade Date. If the actual Maximum Gain as determined on the Trade Date is less than 16.50%, your maximum payment at maturity will be lower than the hypothetical maximum payments at maturity shown below. The hypothetical payment at maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Securities. The actual payment at maturity will be determined based on the Index Ending Level on the Final Valuation Date. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Index Ending Level	Index Return (%)	Payment at Maturity ($)	Return at Maturity per $10.00 Issue Price (%)(1)	Return at Maturity per $9.80 Issue Price (%)(2)
2350.0000	100.00%	$11.65	16.50%	18.88%
2232.5000	90.00%	$11.65	16.50%	18.88%
2115.0000	80.00%	$11.65	16.50%	18.88%
1997.5000	70.00%	$11.65	16.50%	18.88%
1880.0000	60.00%	$11.65	16.50%	18.88%
1762.5000	50.00%	$11.65	16.50%	18.88%
1645.0000	40.00%	$11.65	16.50%	18.88%
1527.5000	30.00%	$11.65	16.50%	18.88%
1410.0000	20.00%	$11.65	16.50%	18.88%
1351.2500	15.00%	$11.65	16.50%	18.88%
1292.5000	10.00%	$11.65	16.50%	18.88%
1271.9375	8.25%	$11.65	16.50%	18.88%
1233.7500	5.00%	$11.00	10.00%	12.24%
1204.3750	2.50%	$10.50	5.00%	7.14%
1175.0000	0.00%	$10.00	0.00%	2.04%
1116.2500	-5.00%	$10.00	0.00%	2.04%
1057.5000	-10.00%	$10.00	0.00%	2.04%
940.0000	-20.00%	$9.00	-10.00%	-8.16%
822.5000	-30.00%	$8.00	-20.00%	-18.37%
705.0000	-40.00%	$7.00	-30.00%	-28.57%
587.5000	-50.00%	$6.00	-40.00%	-38.78%
470.0000	-60.00%	$5.00	-50.00%	-48.98%
352.5000	-70.00%	$4.00	-60.00%	-59.18%
235.0000	-80.00%	$3.00	-70.00%	-69.39%
117.5000	-90.00%	$2.00	-80.00%	-79.59%
0.0000	-100.00%	$1.00	-90.00%	-89.80%
(1)	The “Return at Maturity” is the number, expressed as a percentage, that results from comparing the payment at maturity per $10 principal amount to the issue price of $10 per Security for all brokerage account investors.
(2)	The “Return at Maturity” is the number, expressed as a percentage, that results from comparing the payment at maturity per $10 principal amount to the issue price of $9.80 per Security, which is the issue price for investors in advisory accounts.

Example 1 — The level of the Index increases by 5.00% from the Index Starting Level of 1,175.00 to the Index Ending Level of 1,233.75. Because two times the Index Return of 5.00% is less than the Maximum Gain of 16.50%, JPMorgan Chase will pay you your principal amount plus a return equal to 10.00%, resulting in a payment at maturity of $11.00 per $10.00 Security, calculated as follows:

$10.00 + ($10.00 × Index Return × Multiplier)

$10.00 + ($10.00 × 5.00% × 2) = $11.00

Example 2 — The level of the Index increases by 40.00% from the Index Starting Level of 1,175 to the Index Ending Level of 1,645. Because two times the Index Return of 40.00% is greater than the Maximum Gain of 16.50%, JPMorgan Chase will pay you your principal amount plus a return equal to the Maximum Gain of 16.50%, resulting in a payment at maturity of $11.65 per $10.00 Security, calculated as follows:

$10.00 + ($10.00 × Maximum Gain)

$10.00 + ($10.00 × 16.50%) = $11.65

Example 3 — The level of the Index decreases by 10.00% from the Index Starting Level of 1,175.00 to the Index Ending Level of 1,057.50. Because the Index Return of -10.00% is negative, and the Index’s percentage decline is not more than the Buffer Amount, JPMorgan Chase will pay you a payment at maturity of $10.00 per $10.00 Security, resulting in a 0% return on the principal amount.

Example 4 — The level of the Index decreases by 40.00% from the Index Starting Level of 1,175.00 to the Index Ending Level of 705.00. Because the Index Return of -40.00% is negative and the Index’s percentage decline is more than the Buffer Amount of 10.00%, JPMorgan Chase will pay you a payment at maturity of $7.00 per $10.00 Security, calculated as follows:

$10.00 + [$10.00 × (Index Return + Buffer Amount)]

$10.00 + [$10.00 × (-40.00% + 10.00%)] = $7.00

If the Index Return is negative and the Index Ending Level has declined below the Index Starting Level by more than the Buffer Amount, you will lose 1% of your principal amount for every 1% that the Index has declined in excess of the Buffer Amount. You may lose up to 90% of your principal amount.

The hypothetical returns and hypothetical payouts on the securities shown above do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payouts shown above would likely be lower.

The Index

The S&P 500® Index is published by Standard & Poor’s (“S&P”), a division of The McGraw-Hill Companies, Inc. As discussed more fully in the accompanying product supplement no. UBS-5-A-I under the heading “The S&P 500® Index,” the S&P 500® Index is intended to provide a performance benchmark for the U.S. equities market. The calculation of the level of the S&P 500® Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time as compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

Historical Information

The following graph sets forth the historical performance of the S&P 500® Index based on the daily historical Index Closing Levels from January 2, 2001 through October 3, 2011. The Index Closing Level on October 3, 2011 was 1,129.29. We obtained the Index Closing Levels in the table below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index Closing Level on the Trade Date or the Final Valuation Date. We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment beyond the Buffer Amount subject to the credit risk of JPMorgan Chase & Co.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Close
1/1/2006	3/31/2006	1,307.25	1,254.78	1,294.83
4/1/2006	6/30/2006	1,325.76	1,223.69	1,270.20
7/1/2006	9/30/2006	1,339.15	1,234.49	1,335.85
10/1/2006	12/30/2006	1,427.09	1,331.32	1,418.30
1/1/2007	3/30/2007	1,459.68	1,374.12	1,420.86
4/1/2007	6/30/2007	1,539.18	1,424.55	1,503.35
7/1/2007	9/30/2007	1,553.08	1,406.70	1,526.75
10/1/2007	12/31/2007	1,565.15	1,407.22	1,468.36
1/1/2008	3/31/2008	1,447.16	1,273.37	1,322.70
4/1/2008	6/30/2008	1,426.63	1,278.38	1,280.00
7/1/2008	9/30/2008	1,305.32	1,106.39	1,166.36
10/1/2008	12/31/2008	1,161.06	752.44	903.25
1//2009	3/31/2009	934.70	676.53	797.87
4/1/2009	6/30/2009	946.21	811.08	919.32
7/1/2009	9/30/2009	1,071.66	879.13	1,057.08
10/1/2009	12/31/2009	1,127.78	1,025.21	1,115.10
1/1/2010	3/31/2010	1,174.17	1,056.74	1,169.43
4/1/2010	6/30/2010	1,217.28	1,067.95	1,067.95
7/1/2010	9/30/2010	1,148.67	1,137.09	1,141.20
10/1/2010	12/31/2010	1,259.78	1,269.75	1,257.64
1/1/2011	3/31/2011	1,343.01	1,256.88	1,325.83
4/1/2011	6/30/2011	1,363.61	1,265.42	1,320.64
7/1/2011	10/3/2011*	1,353.22	1,119.46	1,129.29
As of the date of this Free Writing Prospectus, available information for the third calendar quarter of 2011 includes data for the period from July 1, 2011 through October 3, 2011. Accordingly, the “Quarterly High,” “Quarterly Low and “Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2011.

Supplemental Underwriting Information (Conflicts of Interest)

We own, directly or indirectly, all of the outstanding equity securities of JPMS. The net proceeds received from the sale of the Securities will be used, in part, by JPMS or one of its affiliates in connection with hedging our obligation under the Securities.

We have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We will agree that UBS may sell all or a part of the Securities that it purchases from us to its affiliates at the price indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) and containing the final pricing terms of the Securities.

Subject to regulatory constraints, JPMS intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Use of Proceeds” beginning on page PS-15 of the accompanying product supplement no. UBS-5-A-I.

The price to the public for all purchases of Securities in brokerage accounts is $10 per Security. UBS may receive a concession not in excess of the commission set forth on the cover of this free writing prospectus for distribution of the Securities to these brokerage accounts. With respect to sales to certain fee-based advisory accounts for which UBS is an investment adviser, UBS will act as a placement agent. The purchase price for these accounts will be $9.80 per Security and UBS will forgo any commissions related to these sales.